Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IGI LABORATORIES, INC.

IGI LABORATORIES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is IGI LABORATORIES, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 26, 1977. The original name at the time of incorporation was Pinnacle Mountain Labs, Inc. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 2008.

THIRD: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

The first sentence of Fourth Article of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of stock which the Corporation is authorized to issue is 61,000,000, of which 60,000,000 shall be shares of Common Stock, $0.01 par value per share (“Common Stock”), and 1,000,000 shall be shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its Chief Financial Officer as of the 29th day of May, 2013.

IGI LABORATORIES, INC.

By: /s/ Jenniffer Collins

Name: Jenniffer Collins

Title: Chief Financial Officer